EXHIBIT 10.1

As of March 31, 2009

Madison Gas and Electric Company

133 S. Blair St.
Madison, WI  53703

Attention:

Vice President, Chief Financial Officer,

Secretary and Treasurer

Re: First Amendment to Credit Agreement

Ladies and Gentlemen:

Please refer to the Credit Agreement dated as of August 29, 2008 (the "Credit Agreement") between Madison Gas and Electric Company (the "Borrower") and JPMorgan Chase Bank, N.A. (the "Bank").  Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The Borrower and the Bank agree that, effective on March 31, 2009, the Credit Agreement shall be amended as set forth in paragraphs 1 through 4 below:

1.  The following definition of Alternate Base Rate is inserted in Section 1.1:

"Alternate Base Rate" means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 0.5% per annum and (iii) the Eurodollar Base Rate that would be applicable for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%.

2.  The definition of Termination Date is amended by deleting the date "March 31, 2009" therein and substituting "March 30, 2010" therefor.

3.  Section 2.7 is amended in its entirety to read as follows:

Section 2.7  Interest.  The unpaid principal amount of each Loan shall bear interest at a rate per annum equal to (a) at any time such Loan is a Eurodollar Loan, the Eurodollar Rate for each applicable Interest Period plus 1.50%; and (b) at any time such Loan is a Base Rate Loan, the Base Rate as in effect from time to time plus 0.50%; provided that during the existence of a Default, the Bank may, upon notice to the Borrower, require the Borrower to pay interest (i) on the unpaid principal amount of each Loan at a rate that is 2% per annum above the rate otherwise applicable thereto, and (ii) to the fullest extent permitted by law, on the amount of any interest, fee or other amount payable hereunder that is not paid when due, for each day during the period from the date such amount becomes due until such amount is paid in full, at a rate per annum equal to the sum of (A) at the Base Rate as in effect from time to time plus (B) 2.50%, in each case payable on demand.

First Amendment to Madison Gas and Electric Company Credit Agreement

4.  Section 2.8 is amended by deleting the reference to "0.125%" in the first sentence thereof and substituting "0.150%" therefor.

This First Amendment shall become effective, as of March 31, 2009, on the date on which the Bank has received (a) a counterpart of this First Amendment signed by the Borrower and (b) a non-refundable extension fee in the amount of $20,000.

The provisions of Sections 8.2, 8.4, 8.7, 8.10 and 8.12 of the Credit Agreement are incorporated herein as if set forth in full herein, mutatis mutandis.  The Borrower agrees to pay, promptly upon receipt of an invoice therefor, all reasonable costs and expenses of the Bank in connection with the preparation of this First Amendment.

Please acknowledge your agreement to the foregoing by signing and returning a copy of this First Amendment.

JPMORGAN CHASE BANK, N.A.

By:  /s/ David Slezewski

Name: David Slezewski

Title: Vice President

Agreed to as of March 31, 2009:

MADISON GAS AND ELECTRIC COMPANY

By:  /s/ Jeffrey C. Newman

Name:

 Jeffrey C. Newman

Title:

 Vice President, Chief Financial Officer, Secretary and Treasurer

First Amendment to Madison Gas and Electric Company Credit Agreement